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EXHIBIT 10.18

                            2001 AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT


                                PETER J. YOUNGER



THIS 2001 AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of December 1, 2001 (the "Effective Date") by and between Peter J. Younger ("Younger'") and The Cronos Group, a societe anonyme holding organized and existing under the laws of Luxembourg (the "Company") (collectively, the "Parties").

                                 R E C I T A L S

WHEREAS, since 1987 Younger has been employed as an officer by the Company and/or by one or more direct or indirect wholly-owned subsidiaries of the Company; and

WHEREAS, since March 1997 Younger has served as the Chief Financial Officer of the Company and as the Chief Financial Officer and/or an executive officer of one or more subsidiaries of the Company; and

WHEREAS, a subsidiary of the Company, Cronos Containers Limited, a United Kingdom corporation ("CCL") and Younger entered into an Employment Agreement, dated as of July 1, 1998 (the "1998 Employment Agreement") and a Severance Agreement dated as of the same date (the "1998 Severance Agreement"); and

WHEREAS, the Parties amended and restated the 1998 Employment Agreement and superseded the 1998 Severance Agreement by that certain Amended and Restated Employment Agreement, effective as of March 24, 2000 (the "2000 Employment Agreement"); and

WHEREAS, effective August 4, 2001, the Board of Directors of the Company appointed Younger as the Chief Operating Officer of the Company; and

WHEREAS, the 2000 Employment Agreement has been amended by that certain Amendment dated as of December 4, 2000 (the "First Amendment") and by that certain Amendment dated as of June 1, 2001 (the "Second Amendment") (the 2000 Employment Agreement, as amended by the First and Second Amendments thereto, is referred to hereinafter as the "Prior Employment Agreement"); and



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WHEREAS, the Parties desire to amend and restate the Prior Employment Agreement to reflect, in an integrated document, the employment agreement between the Company and Younger; and

WHEREAS, the Parties desire to amend the Prior Employment Agreement to clarify that the severance benefits payable to Younger include health and group-term life insurance benefits; and

WHEREAS, the Parties further agree that this Agreement shall govern, in all respects, the terms of the employment of Younger by the Company.

NOW, THEREFORE, the Parties agree as follows:

1. POSITION

During the term of this Agreement ("Term"), Younger shall be employed by the Company as its Chief Operating Officer and its Chief Financial Officer and shall be nominated to the Company's Board of Directors (the "Board") to serve as a member of the Board. Younger shall also serve as the chief operating and financial officer and/or director of one or more subsidiaries of the Company, including CCL, as designated from time to time by the Board and/or by the Chief Executive Officer of the Company (hereinafter, the "Subsidiaries").

2. TERM

(a) The Term of Younger's employment by the Company commenced as of March 1997 and, subject to the provisions hereof permitting the Company to discharge Younger, the term of Younger's employment by the Company shall be for a perpetual two-year term.

(b) Younger shall work exclusively for the Company (which, for the purposes of this provision, includes the Subsidiaries) during the Term.

3. ANNUAL SALARY

Younger's annual salary for services rendered under this Agreement shall be Two Hundred Fifty Thousand Dollars ($250,000) (the "Initial Base Salary"), paid in accordance with the Company's standard payroll practices. Commencing January 1, 2001, Younger's annual salary may be increased, in the discretion of the Board, but shall not be reduced. In all events, Younger's annual salary for the year 2001, and for each year thereafter during the Term shall be increased, at a minimum, in accordance with the ratio that the consumer price index compiled and published by the United States Department of Labor's Bureau of Labor Statistics for the San Francisco/Oakland Metropolitan area ("CPI") for the year just ended bears to said figure for the calendar year preceding the year just ended. Such increased CPI shall be applied to the Initial Base Salary, as previously increased by the CPI, and not necessarily to the prior year's annual salary.

4. BONUS

(a) For each calendar year that ends during the Term of this Agreement, the Company shall pay a cash bonus to Younger which shall be in an amount equal to



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up to 50% of Younger's annual salary and shall be calculated on the basis of performance goals established, in its discretion, by the Compensation Committee of the Board.

(b) In the event that during the Term, any "Change in Control" (as defined in Exhibit A hereto) of the Company occurs, Younger shall receive a single sum cash bonus (the "Transaction Bonus") in a dollar amount which shall be determined and paid to Younger in accordance with the terms and provisions of Exhibit B attached hereto. Notwithstanding any contrary provision in this Agreement, payment of the Transaction Bonus shall be subject to any reduction required by
Section 13 hereof.

5. ALLOCATION OF COMPENSATION AMONG THE COMPANY AND SUBSIDIARIES

For accounting and tax reporting purposes, the annual salary, bonus, and other compensation and benefits (collectively, "Compensation") payable to Younger shall be allocated among the Company and the Subsidiaries based upon the services rendered by Younger to the Company and the Subsidiaries. Younger's Compensation shall be allocated among the Company and the Subsidiaries in accordance with allocation procedures developed by the Company's accounting staff and outside auditors, and approved by the Audit Committee of the Board. The procedures selected shall be designed to fairly reflect an allocation of Younger's Compensation among the Company and the Subsidiaries based upon the services rendered by Younger to the Company and the Subsidiaries, in accordance with sound accounting practice.

6. GROUP/EXECUTIVE BENEFITS

(a) Except as otherwise specifically provided herein, Younger and his family shall participate, on terms no less favorable than are provided to other executive officers of the Company, in any group and/or executive life, hospitalization or disability insurance plan, health program, pension, profit sharing, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) that the Company sponsors for its officers or employees, and in other fringe benefits, including any automobile allowance or arrangement, club memberships and dues, and similar programs (collective referred to as the "Benefits"). All waiting periods for such plans shall be waived, except with respect to any pension plan where waiver of the applicable waiting period is not permitted. It is understood that participating on the "same terms" as other executive officers of the Company means the same rules and/or policies shall apply, recognizing that the result upon applying them can be affected by different credited years of service.

(b) Without limiting the generality of the foregoing provisions of this Section 6, the Company shall provide the following specific benefits to Younger:

                            (i) Health Benefits. Younger, on behalf of himself
and his family, at Company expense, shall be entitled to secure medical care which is,



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in his sole discretion, of the same quality and convenience they would receive, and at the same total expense to Younger, as if Younger were an employee of Cronos Capital Corp. ("CCC"), a U.S. Subsidiary of the Company, were Younger a participant in CCC's medical, dental and other health-related benefit plans. To the extent that Younger has unreimbursed medical expenses resulting from medical treatment for himself or his family, he may submit a statement of such expenses to the officer of CCC in charge of medical benefits, together with any other information required by CCC, for reimbursement pursuant to the standards set forth in this paragraph. The decision of the executive in charge of medical benefits concerning the amount of reimbursement due Younger shall be final, unless not made in good faith. The Company shall not be responsible for consequences or damages flowing from any act or omission by the Company in providing medical care to Younger or his family. The maximum amount of expense reimbursement under this paragraph to which Younger is entitled for medical expenses for himself and his family for any calendar year shall not exceed Pound Sterling15,000.

                            (ii) Automobile. For the Company's convenience, and
as a condition to Younger's employment by the Company, Younger shall, to the extent reasonably possible, use a luxury automobile to be provided and maintained by the Company. The Company shall also provide, at the Company's expense, adequate personal injury and property damage insurance covering such automobile.

                            (iii) Tax Preparation and Planning. The Company will
pay the fees for outside tax planning and tax return preparation services for Younger, by recognized experts in such fields, and any fees or expenses incurred by Younger in connection with any investigation or audit of such returns by any taxing authority.

                            (iv) Mitigation Tax for Incremental Taxes. In
recognition of the fact that Younger currently resides in England, the Company shall reimburse Younger for any additional income taxes payable by him on his income earned as an officer of the Company or any Subsidiary over the income taxes that would be payable on such income were Younger a resident of the State of California. The amount of any such reimbursement shall be confirmed by the outside auditors of the Company, and shall be payable to Younger on or prior to August 31st of each year for income earned by Younger for the prior calendar year.

                            (v) Vacation. Younger shall be entitled to
twenty-five (25) business days of vacation during each calendar year during the term of this Agreement and any extensions thereof, prorated for partial years. Younger may



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carry over to the subsequent year up to five (5) business days of vacation each year that he does not use.

                            (iv) Life Insurance. For the term of this Agreement
and any extensions thereof, the Company shall, at its expense, procure and keep in effect life insurance on the life of Younger, payable to such beneficiaries as he may from time to time designate, in such amounts as called for by the Company's current policy with respect to the provision of life insurance to senior executives of the Company.

                            (v) Moving and Housing Allowance. In recognition of
the fact that Younger relocated to England to render services to the Company, the Company agrees to reimburse Younger should his employment by the Company be terminated, for any reason, for all moving or relocation costs reasonably incurred by him and his family in relocating after any such termination to the United States. Such moving and relocation costs may include, without limitation, transportation costs, living expenses while Younger finds accommodations in the United States, the costs of moving furniture and personal belongings, and any other similar costs and expenses. Any such costs and expenses shall be paid within ten (10) days of Younger's submission of invoices setting forth such costs and expenses.

7. EQUITY BASED INCENTIVE COMPENSATION

(a) The Company currently has in place an incentive stock option plan pursuant to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter, the "Option Plan"). The Company agrees that Younger, as the Chief Operating and Financial Officer of the Company, shall participate in the Option Plan, at the time or times and consistent with the terms and vesting rules generally applicable to other senior executives of the Company under the Option Plan.

(b) If there is a generally applicable award of options or restricted shares to senior executives of the Company other than an award of options under the Option Plan, Younger shall participate in such award(s) on terms consistent with the Company's then-current practices with respect to awards made to other senior executives. The Compensation Committee of the Board, in its sole discretion, shall determine whether and to what extent stock options shall be granted to Younger under the Option Plan.

(c) In accordance with the terms of the Stock Appreciation Rights Agreement, dated as of October 13, 1999, between the Company and Younger (the "SAR Agreement"), the Company granted to Younger 200,000 Share Units (as defined in the SAR Agreement). All other terms and conditions applicable to the grant of the Share Units are set forth in the SAR Agreement.



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(d) In the event of an "Equity Change in Control" of the Company, as that term is defined in Exhibit C hereto, then all of Younger's awards of stock options, restricted shares or similar equity-based interests which have not already vested shall immediately vest in full.

8. EVENTS TRIGGERING SEVERANCE BENEFITS

Upon the termination of Younger's employment for any of the reasons described in subsections (a) - (c) below, he will be entitled to receive the severance benefits described in Section 9 hereof:

(a) The Company terminates Younger's employment without "Cause."

(b) Younger terminates his employment with the Company "For Good Reason," which means he terminates it within six (6) months of any event that constitutes "Good Reason," as defined in subsection (d) below (the phrase "Without Good Reason" means any termination by Younger other than within six (6) months of an event constituting Good Reason).

(c) Younger resigns, with or without Good Reason within the thirty (30) day period commencing one (1) year following an "Equity Change in Control" of the Company, as that term is defined in Exhibit C hereto.

(d) Definitions:

                            (i) "Cause" refers to Younger's willful dishonesty
toward, fraud upon, or deliberate injury or attempted injury to, the Company, or by reason of Younger's willful material breach of this Agreement which has resulted in a material injury to the Company; provided, however, that Cause shall not be deemed to exist as a result of any act or omission believed by Younger, in good faith, to have been in the interest of the Company.

                            (ii) "Good Reason" for Younger to resign shall exist
if any of the following events occur without his consent: (A) the Company fails to pay or provide required compensation, after the omission has been called to the Company's attention and it has been given a reasonable opportunity to cure the situation; or (B) the Company materially reduces Younger's titles, position, duties and/or authority; or (C) the Company fails to nominate Younger to serve on the Board; or (D) the Company materially breaches the terms of this Agreement, provided, however, Younger has called the breach to the Company's attention and allowed the Company a reasonable opportunity to cure it.

                            (iii) "Notice of Termination" shall mean a written
notice which (A) indicates the type of termination under this Agreement (e.g., for Cause) and cites the applicable provision of this Agreement, (B) briefly describes the facts and circumstances claimed to provide a basis for the stated type of termination, if applicable, and (C) specifies the date of termination from active service, provided, however, if Younger is eligible for the Non-Solicitation Payment payable pursuant to Section 10 hereof, the Company shall provide Younger with thirty (30) days



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advance notice of his date of termination in order to enable him to make a timely election to receive the Non-Solicitation Payment under Section 10 hereof.

(e) Termination because of Younger's death or disability will not require payment of the severance benefits described in Section 9, nor will termination for Cause or Younger' termination of employment Without Good Reason.

                            (i) For purposes of this Agreement, Younger will be
deemed to be disabled from performing his duties upon the earlier of: (A) the end of a six (6) consecutive month period during which, for any reason, he has been unable to substantially perform his usual and customary duties as Chief Operating and Financial Officer; or (B) the date when it becomes apparent that, for any reason, he will be unable to substantially perform his usual and customary duties as Chief Operating and Financial Officer for a period of at least six (6) consecutive months, provided, however, that in the case of a physical or mental injury or disease, his disability must be determined in writing by a reputable physician or psychologist, selected jointly by the Board and Younger (or his personal representative). The Company shall promptly give Younger written notice of any determination that Younger is disabled from working and of any decision by the Board to terminate his employment by reason thereof. In the event of disability, until the date of termination from active service, the base salary payable to Younger under Section 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits paid to Younger in accordance with any disability plan, policy or program of the Company.

9. SEVERANCE BENEFITS

If Younger qualifies for severance benefits under the provisions of Section 8 hereof, then the following terms and conditions shall apply:

(a) The Company shall pay Younger all "Accrued Obligations" in a lump sum in cash within thirty (30) days following his last day of active service; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation shall be determined and paid in accordance with the terms of the relevant plan or provision. "Accrued Obligations" shall mean, as of the last day of active service, the sum of: (i) his base salary under Section 3 hereof through the date of termination from active service, to the extent not already paid; (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by Younger as of his last day of active service, to the extent not already paid; and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Younger as of his last day of active service, to the extent not already paid. For purposes of this Section, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be



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deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.

(b) Within thirty (30) days after Younger' last day of active service, the Company shall pay him a lump sum equal to (a) his then-current annual salary and
(b) his then-current annual performance bonus target, or, if not yet established, his most recent annual bonus payment. The payment to Younger under this paragraph (b) shall be conditioned upon his compliance with the Company's policy (as in effect on the Effective Date or on his last day of active service, whichever is more favorable to Younger) regarding all salaried employees executing a waiver and release prior to receiving severance compensation.

(c) Within thirty (30) days after Younger's last day of active service, the Company shall pay him a lump sum that represents a pro-rated annual bonus for the year of termination. This amount shall be calculated by taking his target bonus (but excluding, for purposes of this Section, the Compensation Committee's subjective determination with respect to Younger's overall performance for the year) or, if such target bonus has not been established, his bonus for the prior year, for the year of termination and multiplying it times a fraction (i) whose numerator is the number of days elapsed in the current calendar year from January 1 of that year through his final day of active service, and (ii) whose denominator is 365 (e.g., if his last day of active service was February 5, then this fraction would be .10, calculated as follows: 36 days elapsed in year divided by 365 days).

(d) All options and restricted stock (including both shares and units) that were granted before the date of termination but have not yet vested shall immediately vest upon Younger's final day of active service. All such options, and also options that previously vested but have not yet been exercised, shall remain exercisable in accordance with the Option Plan's terms for retirees.

(e) Younger shall be entitled to the automobile allowance and to the same percentage of Company-paid health and group term-life insurance benefits as were provided to him and to his family under the plans of the Company as of the date of termination of Younger's employment for twelve (12) months after the date of termination or, if Younger makes the election to receive the "Non-Solicitation Payment" referred to in Section 10 hereof, for twenty-four (24) months after the date of termination; provided, however, that if, for the aforesaid twelve (12) or twenty-four (24) month periods, as applicable, the health benefits payable to Younger under the provisions of Section 6(b)(i) of this Agreement, had Younger remained an officer of the Company for the applicable period, are greater than those otherwise payable to Younger under the provisions of this subsection (e), then Younger shall be entitled to the payment of health benefits pursuant to the provisions of Section 6(b)(i) hereof. For purposes of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the date of



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the "qualifying event" for Younger and his covered dependents shall be the date upon which the coverage provided under this subsection (e) terminates. The Company may at any time discharge Younger from active service without advance notice, by providing a Notice of Termination. Nothing in this Agreement shall be construed as requiring the Company to allow Younger to continue actively performing the duties of Chief Operating and Financial Officer. Regardless of the reason for such termination or whether it constitutes a breach by the Company of this Agreement, Younger's exclusive remedy shall be payment of the severance benefits described in subsections 9(a) - 9(e) hereof; he shall not be entitled to reinstatement, nor to any other damages for wrongful termination; nor, after his termination from active service, shall he be entitled to any other salary, benefits or other compensation under this Agreement. Notwithstanding anything to the contrary in the preceding sentences, Younger shall be entitled to the benefits of the Indemnification Agreement previously entered into by the Company with Younger and to the benefits of the Indemnification Policies adopted by the Board of Directors of the Company, effective August 4, 1999, as amended June 1, 2001.

10. NON-SOLICITATION PAYMENT

In the event that Younger's employment with the Company terminates under circumstances that would entitle him to the payment of severance under Section 9(b) hereof, then Younger shall be eligible to receive, at his option, an additional single lump sum payment in a dollar amount equal to 100% of the annual salary and bonus payable to him under Section 9(b) for a 12-month period in exchange for his agreement to comply with the non-solicitation and confidentiality requirements contained in Section 12 hereof (the "Non-Solicitation Payment"). In order to receive the Non-Solicitation Payment Younger must, on or before his last day of service with the Company, notify the Company in writing of his election to receive the Non-Solicitation Payment and, in connection therewith, Younger must consent in writing to comply with the requirements of Section 12 for a twenty-four (24) month period. Within thirty
(30) days after Younger's last day of service with the Company, the Company shall pay Younger the Non-Solicitation Payment; provided, however, that if Younger violates the provisions of Section 12 hereof at any time during the twenty-four (24) month period, Younger shall promptly repay to the Company the Non-Solicitation Payment.

11. OBLIGATIONS OF THE COMPANY UPON TERMINATION BY DEATH, DISABILITY, DISCHARGE FOR CAUSE, OR RESIGNATION WITHOUT GOOD REASON

In the event this Agreement terminates due to the death or disability of Younger, or due to a termination for Cause or resignation or Younger's retirement Without Good Reason, the Company shall pay to Younger all Accrued Obligations in a lump sum in cash within thirty (30) days after his last day of active service;



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provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation shall be determined and paid in accordance with the terms of the relevant plan or provision. Nothing in this Section shall limit or otherwise adversely affect any rights Younger may have under applicable law, under any other agreement with the Company including, without limitation, the Indemnification Agreement, or under any compensation or benefit plan or policy of the Company.

12. NON-SOLICITATION AND CONFIDENTIALITY

(a) If Younger's employment with the Company is terminated for any reason that entitles him to receive severance benefits pursuant to Section 9 of this Agreement, and he elects to receive the Non-Solicitation Payment, then for a period of twenty-four (24) months immediately following his last day of active service, Younger shall comply with the requirements of this Section 12.

                            (i) Non-Solicitation of Business Contacts. Younger
shall not directly or indirectly, solicit or interfere with any relationship with any customer, supplier, investor, limited partner or deal referral source of the Company, CCL, or any other affiliate.

                            (ii) Non-Solicitation of Employees. Younger shall
not directly or indirectly solicit or encourage any Existing Company Employee to leave the Company or to accept any position with any other company that currently engages in business with the Company. "Existing Company Employee" shall mean someone who: (a) became employed by the Company before Younger's active service terminates, and (b) is still employed by the Company as of the date when the facilitating act or solicitation takes place, and (c) holds a manager, director, or officer level position at the Company (or an equivalent position based on job duties).

(b) Confidentiality. Younger shall not use or disclose to anyone any Confidential Information regarding the Company and its affiliates. "Confidential Information" shall include all non-public information Younger acquires by virtue of his positions with the Company which might be of material value to a competitor or which might cause any economic loss (directly or via loss of an opportunity) or substantial embarrassment to the Company or its customers, lessees, or suppliers if disclosed. Examples of such Confidential Information include, without limitation, non-public information about the Company's strategic or marketing plans; its lessees, customers, and suppliers; its business operations and structure; its pricing policies, or its non-public financial data.

(c) Remedies. In the event of a breach or threatened breach of any term of this
Section 12, the Company shall be entitled to injunctive relief and/or damages. The Parties agree that breach of this Section 12 would cause irreparable injury to the Company for which there would be no adequate remedy at law, due among other



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reasons to the inherent difficulty of determining the precise causation for loss of customers or measuring the exact impact of losing key employees or having Confidential Information disclosed.

(d) Recitals. Younger acknowledges that by virtue of the positions he will hold with the Company, he will acquire Confidential Information, including, without limitation, knowledge of operational plans, strategic long-range plans, and leasing and marketing plans. Younger also acknowledges that by virtue of the positions he will hold with the Company, he will learn which Existing Company Employees are critical to the Company's success and will develop relationships he otherwise would not have had with such employees and with customers, suppliers, investors, limited partners and deal referral sources.

13. GOLDEN PARACHUTE EXCISE TAX

(a) In the event any payment that is either received by Younger or paid by the Company on his behalf or any property or any other benefit provided to him under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with Younger's employment by the Company) (collectively, the "Company Payments"), will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), the amounts of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject Younger to the Excise Tax. The dollar amount of the reduction, if any, to be made with respect to any Company Payments shall be determined by the Company's Accountants (as such term is defined in Section 13(b) below) on or before the date such Company Payments are due and payable to Younger.

(b) For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants, Deloitte & Touche LLP, San Francisco (the "Accountants") such Company Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise



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

Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Younger may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the "Accountants" hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Younger at such time as it is requested by the Company or Younger. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish Younger with a written opinion to such effect. The determination of the Accountants shall be binding upon the Company and Younger.

(c) The Company agrees that it shall be responsible for all charges of the Accountant.

14. NO DUTY TO MITIGATE

With respect to the severance benefits provided under Section 9 and 10 of this Agreement, Younger shall not have any duty to mitigate his income loss after a termination by finding alternative employment nor shall amounts he earns from other employment be offset against those benefits.

15. TERMINATION BY EXECUTIVE

Younger shall have no personal liability for damages to the Company for voluntarily terminating his employment at any time, with or Without Good Reason, so long as he gives at least thirty (30) days prior written notice.

16. SEVERANCE POLICY

Reference is made to the Company's Severance Policy, set forth on Exhibit D hereto (the "Severance Policy"). The Parties confirm that this Agreement calls for a severance payment different from that specified in the Severance Policy and, accordingly, upon the occurrence of any event that entitles Younger to the payment of severance benefits under this Agreement, the provisions of this Agreement shall apply and not those of the Severance Policy.

17.      ARBITRATION

Should any dispute or controversy arising from or related to this Agreement arise between the Parties that the Parties are incapable of resolving themselves through good faith negotiation, then such dispute or controversy shall be submitted for resolution by J.A.M.S./ENDISPUTE ("JAMS") in San Francisco, California, or at such other location as is agreed upon by the Parties. Any dispute shall first be submitted to JAMS for mediation pursuant to the mediation services provided by



                                                                             E55
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JAMS. Should the dispute between the Parties not be successfully mediated by
JAMS within ninety (90) days of its submission (subject to any extension agreed to by the Parties) then and in such event the dispute shall be submitted for binding arbitration by JAMS pursuant to the rules and practices of JAMS. Unless agreed to by the Parties, the representative of JAMS who attempts to mediate any dispute between the Parties shall not be the representative of JAMS who arbitrates the dispute. Judgment upon any award by the arbitrator(s) may be entered in any court having jurisdiction thereof. It is agreed that the prevailing party in any such arbitration or other action arising from or relating to this Agreement shall be entitled to reimbursement of its or his reasonable costs and expenses, including attorneys" fees. Each Party consents to the exercise over it or him of personal jurisdiction by the arbitrator(s) selected by JAMS to resolve any dispute hereunder.

18. FEES OF NEGOTIATING THIS AGREEMENT

The Company will pay all legal, accounting and other professional fees and related expenses reasonably incurred by Younger in connection with the negotiation and preparation of this Agreement.

19. INDEMNIFICATION

To the fullest extent permitted by law and the Company's bylaws (and/or resolutions or policies adopted by the Board), the Company shall indemnify Younger (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys" fees, incurred by Younger in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Company or any of its subsidiaries. The Company and Younger have entered into an Indemnification Agreement for the purpose of implementing the indemnification commitment of this Section 19.

20. BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Younger and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a substantial portion of its assets to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that Younger shall have the same obligations to the successor as he would have had to the Company. Regardless of whether such an agreement is executed, this Agreement shall be binding on any successor of the Company in



                                                                             E56
accordance with the operation of law, and such successor shall be deemed "the Company" for all purposes under this Agreement.

21. NOTICES

Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed properly given if given in writing or by electronic mail and either delivered through a commercially recognized overnight delivery service or, if sent by electronic mail or telecopier, to the party or to an officer of the party to whom the same is directed, addressed as follows:

         (a) If to Cronos, to:  The Cronos Group
                                c/o Cronos Capital Corp.
                                One Front Street, 15th Floor
                                San Francisco, California 94111
                                Attn:  Chairman of the Compensation
                                       Committee of the Board of Directors
                                Fax:  (415) 677-9196

         (b) If to Younger, to: Peter J. Younger
                                Orchard Lea, Winkfield Windsor
                                Berkshire SL44RU
                                England
                                Fax:  011-44-1344-894-102

Any party identified above may change the address to which notices are to be given hereunder by giving notice to the other party in the manner herein provided.

22. AMENDMENT OF AGREEMENT

This Agreement may not be amended except by written agreement signed by both Parties. Only the Board has the authority to authorize such an amendment on behalf of the Company.

23. SEVERABILITY

Each term of this Agreement is deemed severable, in whole or in part, and if any provision of this Agreement or its application in any circumstance is found to be unlawful or invalid, the remaining terms and provisions shall remain in full force and effect.

24. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflict of law principles.

25. EXECUTION IN COUNTERPARTS

This Agreement may be executed by the Parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute



                                                                             E57
one and the same instrument, and all signatures need not appear on any one counterpart.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

                                        THE CRONOS GROUP

                                        By: /s/ CHARLES THARP
                                            Charles Tharp
                                            Chairman of the Compensation
                                            Committee of the Board of Directors

                                            /s/ PETER J YOUNGER

                                            Peter J Younger



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

                                    EXHIBIT A

                         DEFINITION OF CHANGE IN CONTROL

For purposes of Section 4(b) of the Agreement, the term "Change in Control" shall be defined to mean the occurrence of any of the following events:

        (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

        (ii) the closing of an agreement and plan of merger or consolidation of the Company with any other corporation is approved, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company for purposes of this Exhibit A and the Agreement; or

        (iii) the closing of an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.



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

                                    EXHIBIT B

                                TRANSACTION BONUS

1. (a) If a Change in Control of the Company, as defined in Exhibit A occurs, Younger shall receive a Transaction Bonus calculated in accordance with the provisions of this Exhibit B.

(b) The Company shall pay Younger the full dollar amount of the Transaction Bonus calculated hereunder no later than thirty (30) days after the date of such Change in Control, as defined in Exhibit A, has occurred; provided, however, payment of the Transaction Bonus calculated under this Exhibit B shall be subject to the reduction, if any, required under Section 13 of the Agreement.

2. The Transaction Bonus shall be calculated as follows:

(a) On the closing date of the Change in Control transaction (the "Transaction Date"), the dollar amount of the negotiated purchase price per share(2) of the Company's common stock, net of all transaction costs and expenses (the "Purchase Price") shall be multiplied by the total number of the Company's outstanding shares of common stock, determined as of the Transaction Date;

(b) The dollar amount determined in Section 2(a) above shall be multiplied by a percentage which shall be calculated pursuant to the following formula:
[X - Y]/10 x .25, where "X" equals the Purchase Price and "Y" equals $5.40;

(c) The dollar amount determined in Section 2(b) shall be multiplied by 40% to arrive at the lump sum cash dollar amount of the Transaction Bonus payable to Younger.


----------
        (2) Based on current outstanding shares, which price shall be adjusted for stock splits, stock dividends or other recapitalization or redemption, all as determined in the sole discretion of the Board.



                                                                             E60

EXHIBIT C

Definition of Equity Change in Control

(a) For purposes of Section 7(d) and 8(c) under the Agreement, "Equity Change in Control" shall mean any one of the following events:

                            (i) Schedule 13D or 13G filing. A Schedule 13D or
13G is filed pursuant to the Exchange Act indicating that any person or group (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) has become the holder of more than twenty percent (20%) of the outstanding Voting Shares. For purposes of calculating the percentage of Voting Shares, such person or group shall be deemed the owner of any Voting Shares which such person or group may acquire upon conversion of securities or upon the exercise of options, warrants or rights.

                            (ii) Certain Changes in Directors. As a result of or
in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease within one year to constitute a majority of the Board.

                            (iii) Going Private. The Company's stockholders
approve a definitive agreement providing for a transaction in which the Company will cease to be an independent publicly-owned corporation.

                            (iv) Certain Corporate Transactions. The
stockholders of the Company approve a definitive agreement (i) to merge or consolidate the Company with or into another corporation in which the holders of Voting Shares immediately before such merger or reorganization will not, immediately following such merger or reorganization, hold as a group on a fully-diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation's outstanding equity securities, or (ii) to sell or otherwise dispose of all or substantially all of the assets of the Company.

                            (v) Tender or Exchange Offer. An Offer is made by a
person or group (as such terms are defined in Section 13(d)(3) of the Exchange
Act) and such Offer has resulted in such person or group holding an aggregate of twenty percent (20%) or more of the outstanding Voting Shares. For purposes of this sub-section (v), Voting Shares held by such person or group shall be calculated in accordance with the last sentence of Section (a)(I) hereof.

(b) Effect of Reduction in Common Shares. Notwithstanding the foregoing provisions of this Exhibit C, no "Equity Change in Control" shall be deemed to have occurred if any person or group (as such terms are defined in Section



                                                                             E61

13(d)(3) of the Exchange Act) becomes the beneficial owner of 20% or more of the outstanding common shares of the Company as a result of a reduction in the number of common shares outstanding due to the repurchase or reacquisition of common shares by the Company unless and until such person or group becomes a beneficial owner of any additional common shares of the Company, in which event an Equity Change in Control shall be deemed to have occurred for the purposes of Sections 7(d) and 8(c) of the Agreement.



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EXHIBIT D

Company's Severance Policy

        8. Any employee terminated by the Company without "cause" shall be paid severance in an amount equal to the product obtained by multiplying the employee's monthly salary at the time of termination by the number of years that the employee has worked for the Company, with a maximum severance payment of one year's salary;

        9. No severance shall be paid to an employee terminated for "cause," with cause defined, in the absence of any specific definition in any employment or severance agreement between the employee and the Company, to mean the non-performance of, or willful misconduct in the performance of, the employee's duties to the Company, or to willful misconduct of the employee amounting to moral turpitude so as to affect his or her ability to adequately perform services on behalf of the Company;

        10. For purposes of the Company's severance policy, the term "Company" shall refer to the Cronos Group or to the subsidiary of the Cronos Group that is the employer of the employee for tax purposes;

        11. The Company's severance policy shall be subject to any provision of local law of the country of the employee's principal place of business that may call for a higher severance payment in the event of a termination of the employee without cause;

        12. The Company's severance policy shall be subject to any provision of any employment or severance agreement between the Company and the employee that calls for a severance payment different than that specified in the Company's severance policy;

        13. No severance shall be payable by the Company to any employee who voluntarily resigns his or her employment with the Company; and

        14. Any severance payment called for under the Company's severance policy shall be paid to the terminated employee in one lump sum, within 30 days of his or her termination of employment.



                                                                             E63